MORTGAGE, SECURITY AGREEMENT AND FINANCING STATEMENT dated as of August
3, 1998, made by and among HAVILAND TELEPHONE COMPANY, INC. (hereinafter called the "Mortgagor"), a corporation existing under the laws of the State of 1,ans-as, as mortgagor and debtor, and UNITED STATES OF AMERICA (hereinafter called the "Government"), acting through the Administrator of the Rural Utilities Service (hereinafter called "RUS"), and RURAL TELEPHONE BANK (hereinafter called the "Bank"), a corporation existing under the laws of the United States of America, as mortgagees and secured parties (the Government and the Bank being hereinafter sometimes collectively called the "Mortgagees").

                  WHEREAS, the Mortgagor has determined at this time to borrow funds from the Government and the Bank pursuant to the Rural Electrification Act of 1936, as amended (7 U.S.C. 901 et seq., hereinafter called the "Act"), and pursuant to the Telephone Loan Contract identified in the eighth recital hereof (hereinafter called the "Instruments Recital"), and has accordingly duly authorized and executed, and delivered to the Government, its mortgage note (identified in the Instruments Recital as and hereinafter called the "First RUS Note") to be secured by this mortgage of the property hereinafter described; and

RUS PROJECT DESIGNATION: KANSAS 506-L13 HAVILAND

THIS  INSTRUMENT  GRANTS  A  SECURITY   INTEREST  IN  A  TRANSMITTING   UTILITY.
AFTER-ACQUIRED PROPERTY IS COVERED BY THIS INSTRUMENT.

Identified as form of document presented to and approved by the Board of Directors Trustees of the above named Corporation at a meeting hold , 19

Secretary of Meeting

No.          A
Generated: July 14, 1998

                  WHEREAS, the Mortgagor has determined at this time to borrow funds from the Federal Financing Bank (hereinafter called "FFB") and has accordingly duly authorized, executed and delivered its mortgage note (identified in the Instruments Recital and hereinafter called the "First FFB Note") to be secured by this mortgage of the property hereinafter described; and

                  WHEREAS, the repayment of the First FFB Note by the Mortgagor is guaranteed by the Government pursuant to the Act, in accordance with an agreement, by and between FFB and the Administrator (such agreement, as it may be amended from time to time, being hereinafter called the "Contract of Guarantee", and together with the Telephone Loan Contract, as it may be from time to time amended or supplemented, consolidated or restated, and together with any agreements, among the Mortgagor, the Government and a third party lender, whose loans to the Mortgagor are Guaranteed by the Government, acting through the Administrator, pursuant to the Act, hereinafter called the "Consolidated Loan Agreement"); and

                  WHEREAS, the Mortgagor has determined to reimburse the Government, acting through the Administrator, for certain amounts paid by the Government, acting through the Administrator, from time to time pursuant to the Contract of Guarantee and has accordingly duly authorized, executed and
delivered  its  mortgage  note  (identified  in  the  Instruments   Recital  and
hereinafter called the "First Reimbursement Note") to be secured by this mortgage of the property hereinafter described; and

                  WHEREAS, it is contemplated that the First RUS Note, the First FFB Note and the First Reimbursement Note shall be secured by this Mortgage, Security Agreement and Financing Statement (hereinafter called "the Mortgage"), as well as additional notes and refunding, renewal and substitute notes (hereinafter collectively called the "Additional RUS Notes") which may from time to time be executed and delivered by the Mortgagor to the Government as hereinafter provided, shall be secured hereby (the First RUS Note, the First FFB Note and the First Reimbursement Note and any Additional RUS Notes being hereinafter collectively called the "RUS Notes"; and

                  WHEREAS, the Mortgagor has determined at this time to borrow funds from the Bank pursuant to the Act and the Telephone Loan Contract and has accordingly duly authorized and executed, and delivered to the Bank, its mortgage note (identified in the Instruments Recital as and hereinafter called the "First Bank Note"); and

                  WHEREAS, it is contemplated that the First Bank Note shall be secured hereby, as well as additional notes and


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refunding,  renewal and substitute notes  (hereinafter  collectively  called the
"Additional Bank Notes" and, together with the Additional RUS Notes, the "Additional Notes") which may from time to time be executed and delivered by the Mortgagor to the Bank as hereinafter provided, shall be secured hereby (the First Bank Note and any Additional Bank Notes being hereinafter collectively called the "Bank Notes", and the RUS Notes and the Bank Notes, collectively, being hereinafter called the "notes") ; and

                  WHEREAS, the instruments referred to in the preceding recitals are as follows:

INSTRUMENTS RECITAL

"Telephone Loan Contract" dated as of April 27, 1998.

"Contract of Guarantee", Note Purchase Commitment and Servicing Agreement, between the Federal Financing Bank and the Administrator of RUS dated as of January 1, 1992, as amended.

"First FFB Note": (Of even date herewith):

                             Interest Rate                       Final Payment
Principal Amount              (per annum)                            Date

$4,362,000                  Determined                         December 31, 2016
                             by Advance

"First Reimbursement Note":

Principal Amount                                             Final Payment Date
Determined when advance made                                    On demand

"First RUS Note": (Of even date herewith):

                            Interest Rate                      Final Payment
Principal Amount             (per annum)                             Date
$12,560,000                    Determined                         August 3, 2016
                              by Advance

"First Bank Note":                   (Of even date herewith):

                            Interest Rate                        Final Payment
Principal Amount            (per annum)                              Date
$7,325,850                  Determined by Advance                August 3, 2016

              WHEREAS, the Government and the Bank are authorized to enter into this Mortgage; and


Page     3



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                  WHEREAS,  the Mortgagor now owns a telephone  system and other facilities identified in the Property Schedule contained in the Granting Clause hereof (hereinafter called the "Existing Facilities"); and

                  WHEREAS, to the extent that any of the property described or referred to in this Mortgage is governed by the provisions of the Uniform Commercial Code of any State (hereinafter called the "Uniform Commercial Code"), the parties hereto desire that this Mortgage be regarded as a "security agreement" and as a "financing statement" for said security agreement under the Uniform Commercial Code.

                  NOW, THEREFORE, this Mortgage

                                   WITNESSETH:

                                 GRANTING CLAUSE

                  That, in order to secure the payment of the principal of and interest on the notes, according to their tenor and effect, and further to secure the due performance of the covenants, agreements and provisions contained in this Mortgage and the Consolidated Loan Agreement and to declare the terms and conditions upon which the notes are to be secured, the Mortgagor, in consideration of the premises, has executed and delivered this Mortgage, and has granted, bargained, sold, conveyed, warranted, assigned, transferred, mortgaged, pledged, and set over, and by these presents does hereby grant, bargain, sell, convey, warrant, assign, transfer, mortgage, pledge and set over, unto the Mortgagees, and their respective assigns, all and singular the following-described property (hereinafter sometimes called the "Mortgaged Property")

                                        I

                  All right, title and interest of the Mortgagor in and to the Existing Facilities and buildings, plants, works, improvements, structures, estates, grants, franchises, easements, rights, privileges and properties real, personal and mixed, tangible or intangible, of every kind or description, now owned or leased by the Mortgagor or which may hereafter be owned or leased, constructed or acquired by the Mortgagor, wherever located, and in and to all extensions and improvements thereof and additions thereto, including all buildings, plants, works, structures, improvements, fixtures, apparatus, materials, supplies, machinery, tools, implements, poles, posts, crossarms, conduits, ducts, lines, whether underground or overhead or otherwise, wires, cables, exchanges, switches including, without limitation, host switches and remote switches, desks, testboards, frames, racks, motors, generators, batteries and other items of central office equipment, pay stations, protectors, instruments,

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connections and appliances,  office furniture and equipment,  work equipment and any and all other property of every kind, nature and description, used, useful or acquired for use by the Mortgagor in connection therewith and including, without limitation, the property described in the following property schedule:

                                PROPERTY SCHEDULE

                   (a) The Existing Facilities are located in the Counties of Barber, Comanche, Ford, Harper, Kinsman, Kiowa, Pratt, Sedgwick, and Sumner in the State of Kansas.

                   (b) The property referred to in the last line of paragraph 1 of the Granting Clause includes the real estate described on Exhibit A attached hereto, and by this reference made a part hereof, as if fully set forth at length at this point.

                   (c) If the real estate described in Exhibit A is by reference to deeds, grantor(s), grantee, etc., then the description of each of the properties conveyed by and through such deeds is by reference made a part of Exhibit A as though fully set forth at length therein.

                   (d) The real estate described in Exhibit A shall also include all plants, works, structures, erections, reservoirs, dams, buildings, fixtures and improvements now or hereafter located on such real estate, and all tenements, hereditaments and appurtenances now or hereafter thereunto belonging or in any wise appertaining.

                                       II

                  All right, title and interest of the Mortgagor in, to and under any and all grants, privileges, rights of way and easements now owned, held, leased, enjoyed or exercised, or which may hereafter be owned, held, leased, acquired, enjoyed or exercised, by the Mortgagor for the purposes of, or in connection with, the construction or operation by or on behalf of the Mortgagor of telephone properties, facilities, systems or businesses, whether underground or overhead or otherwise, wherever located;

                                       III

                  All right, title and interest of the Mortgagor in, to and under any and all licenses, franchises, ordinances, privileges and permits heretofore granted, issued or executed, or which may hereafter be granted, issued or executed, to it or to its assignors by the United States of America,.or by any state, or by any county, township, municipality, village or other


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political subdivision thereof, or by any agency, board, commission or department of any of the foregoing, authorizing the construction, acquisition, or operation of telephone properties, facilities, systems or businesses, insofar as the same may by law be assigned, granted, bargained, sold, conveyed, transferred, mortgaged, or pledged;

                                       IV

                  All right, title and interest of the Mortgagor in, to and under any and all contracts heretofore or hereafter executed by and between the Mortgagor and any person, firm, or corporation relating to the Mortgaged Property together with any and all other accounts, contract rights and general intangibles (as such terms are defined in the applicable Uniform Commercial
Code), and all stock, bonds, notes, debentures, commercial paper, subordinated capital certificates, securities, obligations of or beneficial interests or investments in any corporation, association, partnership, joint venture, trust, United States of America or any agency or department thereof, or any other entity of any kind, heretofore or hereafter acquired by the Mortgagor;

                                        V

                  Also, all right, title and interest of the Mortgagor in and to all other property, real or personal, tangible or intangible, of every kind, nature and description, and wheresoever situated, now owned or leased or hereafter acquired by the Mortgagor, it being the intention hereof that all such property now owned or leased but not specifically described herein or acquired or held by the Mortgagor after the date hereof shall be as fully embraced within and subjected to the lien hereof as if the same were now owned by the Mortgagor and were specifically described herein to the extent only, however, that the subjection of such property to the lien hereof shall not be contrary to law;

                  Together with all rents, income, revenues, proceeds, profits and benefits at any time derived, received or had from any and all of the above-described property of the Mortgagor.

                  Provided,  however,  that  except as  hereinafter  provided in section 12(b) of article II hereof, no automobiles, trucks, trailers, tractors or other vehicles (including without limitation aircraft or ships, if any) owned or used by the Mortgagor shall be included in the Mortgaged Property.

                  TO HAVE AND TO HOLD all and singular the Mortgaged Property unto the Mortgagees and their respective assigns forever, to secure equally and ratably the payment of the principal of and interest on the notes, according to their tenor and effect, without preference, priority or distinction as to


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interest or principal (except as otherwise  specifically  provided herein) or as to lien or otherwise of any note over any other note by reason of the priority in time of the execution, delivery or maturity thereof or of the assignment or negotiation thereof, or otherwise, and to secure the due performance of the covenants, agreements and provisions herein and in the Consolidated Loan Agreement contained, and for the uses and purposes and upon the terms, conditions, provisos and agreements hereinafter expressed and declared.

                                    ARTICLE I

                                ADDITIONAL NOTES

     SECTION 1 The Mortgagor, when authorized by resolution or resolutions of its board of directors, may from time to time (1) execute and deliver to the Government one or more Additional RUS Notes to evidence loans made or guaranteed by the Government to the Mortgagor pursuant to the Act, or to evidence indebtedness of the Mortgagor incurred by the assumption by the Mortgagor of the indebtedness of a third party or parties to the Government created by a loan or loans theretofore made or guaranteed by the Government to such third party or parties pursuant to the Act, and (2) execute and deliver to the Bank one or more Additional Bank Notes to evidence loans made by the Bank to the Mortgagor pursuant to the Act, or to evidence indebtedness of the Mortgagor incurred by the assumption by the Mortgagor of the indebtedness of a third party or parties to the Bank created by a loan or loans theretofore made by the Bank to such third party or parties pursuant to the Act. The Mortgagor, when authorized by resolution or resolutions of its board of directors, may also from time to time execute and deliver one or more Additional Notes to refund any note or notes at the time outstanding and secured hereby, or in renewal of, or in substitution for, any such outstanding note or notes. Additional Notes shall contain such provisions and shall be executed and delivered upon such terms and conditions as the board of directors of the Mortgagor in the resolution or resolutions authorizing the execution and delivery thereof and the relevant lender shall prescribe; provided, however, that the outstanding principal balances owing on the notes shall not at any one time exceed fifty million dollars ($50,000,000), and no note shall mature more than fifty (50) years after the date hereof. Additional Notes, including refunding, renewal and substitute notes, when and as executed and delivered, shall be secured by this Mortgage, equally and ratably with all other notes at the time outstanding, without preference, priority, or distinction of any of the notes over any other of the notes by reason of the priority of the time of the execution, delivery or maturity


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thereof or of the assignment or negotiation  thereof.  As used in this Mortgage, the term "directors" includes trustees.

         SECTION 2The Mortgagor, when authorized by resolution or resolutions of its board of directors, may from time to time execute, acknowledge, deliver, record and file mortgages supplemental to this Mortgage which thereafter shall form a part hereof, for the purpose of formally confirming this Mortgage as security for the notes. Nothing herein contained shall require the execution and delivery by the Mortgagor of a supplemental mortgage in connection with the issuance hereunder or the securing hereby of notes except as hereinafter provided in section 12 of article II hereof.

                                   ARTICLE II

                      PARTICULAR COVENANTS OF THE MORTGAGOR

     The Mortgagor covenants with the Mortgagees and the holders of notes secured hereby (hereinafter sometimes collectively called the "noteholders") and each of them as follows:

     SECTION 1. The Mortgagor is duly authorized under its articles of incorporation and bylaws and the laws of the State of its incorporation and all other applicable provisions of law to execute and deliver the First RUS Note, the First Bank Note, the First FFB Note, the First Reimbursement Note and this Mortgage and to execute and deliver Additional Notes; and all corporate action on its part for the execution and delivery of the First RUS Note, the First Bank Note, the First FFB Note, the First Reimbursement Note and this Mortgage has been duly and effectively taken; and the First RUS Note, the First Bank Note, the First FFB Note, the First Reimbursement Note and this' Mortgage are, or when executed and delivered will be, the valid and enforceable obligations of the Mortgagor in accordance with their respective terms.

     SECTION 2.The Mortgagor warrants that it has good right and lawful authority to mortgage the property described in the granting clauses of this Mortgage for the purposes herein expressed, and that the said property is free and clear of any deed of trust, mortgage, lien, charge or encumbrance thereon or affecting the title thereto, except (i) the lien of this Mortgage and taxes or assessments not yet due; (ii) deposits or pledges to secure payment of workmen's compensation, unemployment insurance, old age pensions or other social security; and (iii) deposits or pledges to secure performance of bids, tenders, contracts (other than contracts for the payment of borrowed money), leases, public or statutory obligations, surety or appeal bonds, or other


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deposits or pledges for purposes of like general  nature in the ordinary  course of business.

     The Mortgagor will, so long as any of the notes shall be outstanding, maintain a.-.d preserve the lien of this Mortgage superior to all other liens affecting the Mortgaged Property, and will forever warrant and defend the title to the property described as being mortgaged hereby to the Mortgagees against any and all claims and demands whatsoever. The Mortgagor will promptly pay or discharge any and all obligations for or on account of which any such lien or charge might exist or could be created and any and all lawful taxes, rates, levies, assessments, liens, claims or other charges imposed upon or accruing upon any of the Mortgagor's property (whether taxed to the Mortgagor or to any noteholder), or the franchises, earnings or business of the Mortgagor, as and when the same shall become due and payable; and whenever called upon so to do the Mortgagor will furnish to the Mortgagees or to any noteholder adequate proof of such payment or discharge.

     SECTION 3. The Mortgagor will duly and punctually pay the principal of and interest on the notes at the dates and places and in the manner provided therein, according to the true intent and meaning thereof, and all other sums becoming due hereunder.

     SECTION 4. (a) The Mortgagor will at all times, so long as any of the notes shall be outstanding, take or cause to be taken all such action as from time to time may be necessary to preserve its corporate existence and to preserve and renew all franchises, rights of way, easements, permits and licenses now or hereafter to it granted or upon it conferred, and will comply with all valid laws, ordinances, regulations and requirements applicable to it or its property. The Mortgagor will not, without the approval in writing of the holder or holders of not less than a majority in principal amount of the RUS Notes at the time outstanding (hereinafter called the "majority RUS noteholders") and of the holder or holders of not less than a majority in principal amount of the Bank Notes at the time outstanding (hereinafter called the "majority Bank noteholders"), take or suffer to be taken any steps to reorganize, or to consolidate with or merge into any other corporation, or to sell lease or transfer (or make any agreement therefor) the Mortgaged Property, or any part thereof.

     (b) Nothing herein contained shall prevent any such reorganization, consolidation or merger provided that the lien and security of this Mortgage and the rights or powers of the Mortgagees and the noteholders hereunder shall not thereby be impaired or adversely affected, and provided that upon such reorganization, consolidation or merger, the due and punctual payment of the principal of and interest on the notes


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 according to their tenor and the due and punctual  performance of all covenants and conditions of this Mortgage shall be assumed by the corporation formed by such reorganization, consolidation or merger, and the lien of this Mortgage shall remain a superior lien upon the property owned by the Mortgagor at the time of such reorganization, consolidation or merger and upon any improvements or additions to such property, either prior to or subsequent to such reorganization, consolidation or merger.

     (c) The Mortgagor may, however, without obtaining the approval of the holder or holders of any of the notes at the time outstanding, at any time or from time to time so long as the Mortgagor is not in default hereunder, sell or otherwise dispose of, free from the lien hereof, any of its property which is neither necessary to nor useful for the operation of the Mortgagor's business, or which has become obsolete, worn out or damaged or otherwise unsuitable for the purposes of the Mortgagor; provided, however, that the Mortgagor shall: (1) to the extent necessary, replace the same by, or substitute therefor, other property of the same kind and nature, which shall be subject to the lien hereof, free and clear of all prior liens, and apply any proceeds derived from such sale or other disposition of such property and not needed for the replacement thereof to the payment of the indebtedness evidenced by the RUS Notes and the Bank Notes in the proportions which the aggregate principal balances then owing on the RUS Notes and the aggregate principal balances then owing on the Bank Notes, respectively, bear to the aggregate principal balances then owing on the RUS Notes and the Bank Notes, collectively, and shall be applied to such notes and installments thereof as may be designated by the respective noteholders at the time of any such receipt; or (2) immediately upon the receipt of the proceeds of any sale or other disposition of said property, apply the entire amount of such proceeds to the payment of the indebtedness evidenced by the RUS Notes and the Bank Notes in the proportions and in the manner provided for in (1) above; or
(3) deposit all or such part of the proceeds derived from the sale or other disposition of said property as-the majority RUS noteholders and the majority Bank noteholders shall specify in such restricted bank accounts as such holder or holders shall designate, and shall use the same only for such additions to or improvements of the Mortgaged Property and on such terms and conditions as such holder or holders shall specify.

     SECTION 5. The Mortgagor will at all times maintain and preserve the Mortgaged Property in good repair, working order and condition, and will from time to time make all needful and proper repairsandenewals, and replacements, useful and proper alterations, additions, betterments and improvements, and will, subject to contingencies beyond its reasonable control, at all times keep its plant and properties in continuous operation and use all reasonable diligence to furnish the subscribers served by


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 it through the Mortgaged Property with adequate telephone service.

     SECTION 6. Except as specifically authorized in writing in advance by the majority RUS noteholders and the majority Bank noteholders, the Mortgagor will purchase all materials, equipment, supplies and replacements to be incorporated in or used in connection with the Mortgaged Property outright, and not subject to any conditional sales agreement, chattel mortgage, bailment lease, or other agreement reserving to the seller any right, title or lien.

     SECTION 7. (a) The Mortgagor will take out, as the respective risks are incurred, and maintain the following classes and amounts of insurance: (1) fidelity bonds covering each officer and employee of the Mortgagor in not less than the following amounts, based on the estimated annual gross revenues (including gross toll collected) of the Mortgaged Property:

                 Annual Gross Revenue                Amount of Coverage
                 --------------------                ------------------
Less than      $  200,000  .....................      $   50,000
    From          200,001 to 400,000  ..........         100,000
                  400,001 to 600,000 ...........         250,000
                  600,001 to 800,000 ...........         300,000
                  800,001 to 1,000,000 .........         400,000
                  over 1,000,000 ...............         500,000

 and each collection agent of the Mortgagor shall be included in such fidelity bonds for not less than $2,500, or 10 percent of the highest amount collected annually by any one collection agent, whichever is greater; (2) workmen's compensation and employer's liability insurance covering all employees of the Mortgagor, in such amounts as may be required by law, or if ti)e Mortgage or any of its employees are not subject to the workmen's compensation laws of the State or States in which the Mortgagor conducts its operations, then its workmen's compensation policy shall provide voluntary compensation coverage to the same extent as though the Mortgagor and such employees were subject to such laws; and including occupational disease liability coverage, employer's liability insurance and "additional medical" coverage of not less than $10,000 in States where full medical coverage is not required by law; (3) public liability and property damage insurance, covering ownership liability, and all operations of the Mortgagor, with limits for bodily injury or death of not less than $1,000,000 for one person and $1,000,000 for each accident and with limits for property damages of not less than $1,000,000 for each accident and $1,000,000 aggregate for the policy period; (4) liability insurance on all motor vehicles, trailers, semitrailers, and aircraft used in the conduct of the Mortgagor's business, whether owned, non-owned or hired by the Mortgagor, with bodily injury


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 limits of not less than  $1,000,000  for one  person  and  $1,000,000  for each accident, and with property damage limits of $1,000,000 for each accident; in connection with aircraft liability, also passenger bodily injury limits of $1,000,000 per person and $1,000,000 for each accident; (5) comprehensive, or separate fire, theft and windstorm insurance covering loss of or damage to all owned motor vehicles, trailers, and aircraft of the Mortgagor, having a unit value in excess of $1,000, in an amount not less than the actual cash value of the property insured; and (6) fire and extended coverage insurance, designating the Government and the Bank as mortgagees in the policy, on each building, each building and its contents, and materials, supplbys, poles and crossarms, owned the Mortgagor, having a value at any one location in excess of $5,000, or in excess of one percent of the total plant value, whichever is larger, and in an amount not less than 80 percent of the current cost to replace the property new, less actual depreciation.

     The Mortgagor will also, from time to time, increase or supplement the classes and amounts of insurance specified above to the extent requested by the Administrator of RUS or the Governor of the Bank or required to conform to the accepted practice of the telephone industry for companies of the size and character of the Mortgagor. The Mortgagor will, upon request of the majority RUS noteholders and the majority Bank noteholders, submit to the noteholder or noteholders designated in such request a schedule of its insurance in effect on the date specified in such request. If the Mortgagor shall at any time fail or refuse to take out or maintain insurance or to make changes in respect thereof upon appropriate request by such noteholder or noteholders, such noteholder or noteholders may take out such insurance on behalf and in the name of the Mortgagor, and the Mcrtgagor will pay the cost thereof.

     (b) In the event of damage to or the destruction or loss of any portion of the Mortgaged Property which shall be covered by insurance, unless the majority RUS noteholders and the majority Bank noteholders shall otherwise agree, the Mortgagor shall replace or restore such damaged, destroyed or lost portion so that the Mortgaged Property shall be in substantially the same condition as it was in prior to such damage, destruction or loss, and shall deposit the proceeds of the insurance in the Special Construction Account required by the Consolidated Loan Agreement to be applied for that purpose. The Mortgagor shall replace the loss or shall commence such restoration promptly after such damage, destruction or loss shall have occurred and shall complete such replacement or restoration as expeditiously as practicable, and shall pay or cause to be paid out of the proceeds of such insurance all costs and expenses in connection therewith so that such replacement or restoration shall be so completed that the portion of the Mortgaged Property


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so  replaced  or restored  shall be free and clear of all  mechanics'  liens and other claims.

     (c) Sums recovered under any fidelity bond by the Mortgagor for a loss of funds advanced under the notes or recovered by the Mortgagees for any loss under such bond shall, unless otherwise directed by the Mortgagees, be applied to the prepayment of the notes, pro rata according to the unpaid principal amounts thereof (such prepayments to be applied to such installments thereof as may be designated by the respective noteholders at the time of such prepayments) or to construct or acquire facilities approved by the Mortgagees, which will become part of the Mortgaged Property.

     (d) The foregoing insurance coverage shall be obtained by means of bond and policy forms approved by regulatory authorities, including standard RUS endorsements and riders used by the insurance industry to provide coverage for RUS borrowers. Each policy or other contract for such insurance shall contain an agreement by the insurer that, not withstanding any right or cancellation reserved to such insurer, such policy or contract shall continue in force for at least ten (10) days after written notice to the Mortgagees of cancellation.

     SECTION 8. In the event of the failure of the Mortgagor in any respect to comply with the covenants and conditions herein contained with respect to the procuring of insurance, the payment of taxes, assessments and other charges, the keeping of the Mortgaged Property in repair and free of liens and other claims or to comply withany other covenant contained in this Mortgage, any noteholder or noteholders shall have the right (without prejudice to any other rights arising by reason of such default) to advance or expend moneys for the purpose of procuring such insurance, or for the payment of insurance premiums, taxes, assessments or other charges, or to save the Mortgaged Property from sale or forfeiture for any unpaid tax or assessment, or otherwise, or to redeem the same from any tax or other sale, or to purchase any tax title thereon, or to remove or purchase any mechanics' liens or other encumbrance thereon, or to make repairs thereon or to comply with any other covenant herein contained or to prosecute or defend any suit in relation to the Mortgaged Property or in any manner to protect the Mortgaged Property and the title thereto, and all sums so advanced for any of the aforesaid purposes with interest thereon at the highest legal rate but not in excess of twelve per centum (12%) per annum shall be deemed a charge upon the Mortgaged Property in the same manner as the notes at the time outstanding are secured and shall be forthwith paid to the noteholder or noteholders making such advance or advances upon demand. It shall not be obligatory for any noteholder in making any such advances or expenditures to inquire into the validity of any such tax title, or of any of

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such taxes or assessments or sales therefor,  or of any such mechanics' liens or other encumbrance.

     SECTION 9. The Mortgagor will not, without the approval in writing of the majority RUS noteholders and the majority Bank noteholders: (a) enter into any contract or contacts for the operation or maintenance of all or any part of its property, for the use by others of any of the Mortgaged Property, or for toll traffic, operator assistance, extended scope or switching services to be furnished by or for connecting or other companies; provided, however, that such approval shall not be required for any toll traffic or operator assistance contract which in form and substance conforms with contracts in general use in the telephone industry; or (b) deposit any of its funds, regardless of the source thereof, in any bank, institution or other depository which is not insured by the Federal Government.

     SECTION 10. Salaries, wages and other compensation paid by the Mortgagor for services, and directors' or trustees' fees, shall be reasonable and in conformity with the usual practice of corporations of the size and nature of the Mortgagor. Except as specifically authorized in writing in advance by the majority RUS noteholders and the majority Bank noteholders, the Mortgagor will make no advance payments or loans, or in any manner extend its credit, either directly or indirectly, with or without interest, to any of its directors, trustees, officers, employees, stockholders, members or affiliated companies, provided, however, the Mortgagor may make an investment for any purpose described in section 607(c)-(2) of the Rural Development Act of 1972 (including any investment in, or extension of credit, guarantee or advance made to, an affiliated company of the Mortgagor that is used by such company for such purpose) to the extent that, immediately after such investment, (1) the aggregate of such investments does not exceed one-third of the net worth (defined in Exhibit One hereto) of the Mortgagor and (2) the Mortgagor's net worth is at least twenty percent of its total assets (defined in Exhibit One hereto). As used in this section, the term "affiliated companies" shall have the meaning prescribed for this term by the Federal Communications Commission in its prevailing uniform system of accounts for Class A telephone companies.

     SECTION 11. The Mortgagor will at all times keep, and safely preserve, proper books, records and accounts in which full and true entries will be made of all of the dealings, business and affairs of the Mortgagor, in accordance with the methods and principles of accounting then prescribed by the state regulatory body having jurisdiction over the Mortgagor, or in the absence of such regulatory body or such prescription, by the Federal Communications Commission in its uniform system of accounts for telecommunications companies, as those methods and TMAG-00-14-001-KA

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



principles of accounting may be supplemented, from time to time, by RUS. The Mortgagor will prepare and furnish each noteholder not later than the thirtieth day of January in each year, or at such more or less frequent intervals when specified by the majority RUS noteholders and the majority Bank noteholders, financial and statistical reports on its condition and operations. Such reports shall be in such form and include such information as may be specified by the majority RUS noteholders and the majority Bank noteholders, including without limitation an analysis of the Mortgagor's revenues, expenses, and subscriber accounts. The Mortgagor will cause to be prepared and furnished to each noteholder at least once during each twelve (12)-month period during the term hereof, full and complete reports of its financial condition and cash flow as of a date (hereinafter called the Fiscal Date"), and a full and complete report of its operations of the twelve (12)-month period ended on the Fiscal Date, all in form and substance satisfactory to the majority RUS noteholders and the majority Bank noteholders, and will cause such reports to be furnished to each noteholder within 120 days of the Fiscal Date, such reports having been audited and certified by independent certified public accountants satisfactory to said noteholders and accompanied by such reports of such audit in form and substance satisfactory to said noteholders. The majority RUS noteholders and the majority Bank noteholders, through their representatives, shall at all times during reasonable business hours have access to, and the right to inspect and make copies of, any or all books, records and accounts, and any or all invoices, contracts, leases, payrolls, canceled checks, statements and other documents and papers of every kind belonging to or in possession of the Mortgagor and in anywise pertaining to its property or business. The Mortgagor shall enter into an audit agreement with an independent certified public accountant in form and substance satisfactory to the majority RUS noteholders and the majority Bank noteholders.

     SECTION 12. (a)The Mortgagor will from time to time upon written demand of the majority RUS noteholders or the majority Bank noteholders make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered all such further and supplemental indentures of mortgage, deeds of trust, mortgages, financing statements, continuation statements, security agreements, instruments and conveyances as may reasonably be requested by the majority RUS noteholders or the majority Bank noteholders and take or cause to be taken all such further action as may reasonably be requested by the majority RUS noteholders or the majority Bank noteholders to effectuate the intention of these presents and to provide for the securing and payment of the principal of and interest on the notes according to the terms thereof and for the purpose of fully conveying, transferring and confirming unto the Mortgagees the property hereby conveyed, mortgaged and pledged, or intended so to be, whether now owned by the Mortgagor or hereafter acquired by it


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



and to reflect the assignment of the rights or interests of either of the Mortgagees or of any noteholder hereunder or under any note. The Mortgagor will cause this Mortgage and any and all supplemental indentures of mortgage, mortgages and deeds of trust and every security agreement, financing statement, contract-on statement and every additional instrument which shall be executed pursuant to the foregoing provisions forthwith upon execution to be recorded and filed and rerecorded and refiled as conveyances and mortgages and deeds of trust of and security interests in real and personal property in such manner and in such places as may be required by law or reasonably requested by the majority RUS noteholders or the majority Bank noteholders in order fully to preserve the security for the notes and to perfect and maintain t1re superior lien of this Mortgage and all supplemental indentures cf mortgage, mortgages and deeds of trust and the rights and remedies of the Mortgagees and the noteholders.

     (b) In the event that the Mortgagor ha's had or suffers a deficit in net income or net margins, as determined in accordance with methods of accounting prescribed in section 11 of article II hereof, for any of the five fiscal years immediately preceding the date hereof or for any fiscal year while any of the notes are outstanding, the Mortgagor will at any time or times upon written demand of the majority RUS noteholders or the majority Bank noteholders, make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered all such further and supplemental indentures of mortgage, mortgages, security agreements, financing statements, instruments and conveyances, and take or cause to be taken all such further action, as may reasonably be requested by the majority RUS noteholders or the majority Bank noteholders in order to include in this Mortgage, as Mortgaged Property, and to subject to all the terms and conditions of this Mortgage, all right, title and interest of the Mortgagor in and to, all and singular, the automobiles, trucks, trailers, tractors, aircraft, ships and other vehicles then owned by the Mortgagor, or which may thereafter be owned or acquired by the Mortgagor. From and after the time of such written demand of the majority RUS noteholders or the majority Bank noteholders, such vehicles shall be deemed to be part of the Mortgaged Property for all purposes hereof.

     SECTION 13. Any noteholder may, at any time or times in succession without notice to or the consent of the Mortgagor or any other noteholder and upon such terms as such noteholder may prescribe, grant to any person, firm or corporation who shall have become obligated to pay all or any part of the principal of or interest on any note held by or indebtedness owed to such noteholder or who may be affected by the lien hereby created, an extension of the time for the payment of such principal or interest, and after any such extension the Mortgagor will remain liable for the payment of such note or indebtedness to the same


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



extent as though it had at the time of such extension consented thereto in writing.

     SECTION 14. The Mortgagor, subject to applicable laws and rules, and regulations and orders of regulatory bodies, will charge for telephone service furnished by it rates which shall yield revenues at least sufficient to enable the Mortgagor to pay and discharge ail taxes and expenses when due, and also to make any payment in respect of principal of and interest on the notes when and as the same shall become due.

     SECTION 15. (a) The Mortgagor may make a distribution (hereinafter called a "distribution"), in the nature of an investment, guarantee, extension of credit, advance, loan, non-affiliated company joint venture, affiliated company investment, or dividend or capital credit distribution only if the majority RUS noteholders and the majority Bank noteholders have given prior written approval to the distribution or if, after such distribution,

          (1) the Mortgagor's net worth is equal to at least one percent of its total assets and the amount of all such distributions during the calendar year does not exceed twenty-five percent of the Mortgagor's net income or net margins for the prior calendar year;

          (2) the Mortgagor's net worth is equal to at least twenty percent of its total assets and the amount of all such distributions during the calendar year does not exceed fifty percent of the Mortgagor's earnings or margins for the prior calendar year;

         (3) the Mortgagor's net worth is equal to at least thirty percent of its total assets and the amount of al such distributions during the calendar year does not exceed seventy-five percent of its net income or net margins for the prior calendar year; or

          (4) the Mortgagor's net worth is equal to at least forty percent of its total assets, regardless of the aggregate amount of such distributions.

The terms "net worth", "total assets", and "net income or net margins" are determined in accordance with Exhibit One.

     (b) In addition to the distributions authorized under the preceding subsection 15(a), the Mortgagor may make any distribution or investment provided in 7 CLR 1744 Subpart D.

     SECTION 16. In the event that the Mortgaged Property, or any part thereof, shall be taken under the power of eminent domain, all proceeds and avails therefrom, except to the


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



extent that all noteholders shall consent to other use and application thereof by the Mortgagor, shall forthwith be applied by the Mortgagor: first, to the ratable payment of any indebtedness by this Mortgage secured other than principal of or interest on the notes; second, to the ratable payment of interest which shall have accrued on the notes and be unpaid; third, to the ratable payment of or on account of the unpaid principal of the notes and to such installments thereof as may be designated by the respective noteholders at the time of any such payment, and fourth, the balance shall be paid to whosoever shall be entitled thereto.

     SECTION 17. The Mortgagor will well and truly observe and perform all of the covenants, agreements, terms and conditions contained in the Consolidated Loan Agreement, on its part to be observed or performed.

     SECTION 18. If all the RUS Notes have been paid and discharged while any of the Bank Notes are still outstanding, all rights and powers of the Government and the holders of the RUS Notes under this Mortgage shall immediately vest in the Bank and the holders of the Bank Notes, respectively, and, correspondingly, if all the Bank Notes have been paid and discharged while any of the RUS Notes are still outstanding, all rights and powers of the Bank and the holders of the Bank Notes under this Mortgage shall immediately vest in the Government and the holders of the RUS Notes, respectively. The Bank, the Government, the Mortgagor and the noteholders shall execute and deliver such instruments, assignments, releases or other documents as shall be reasonably required to carry out the intention of this section.

     SECTION 19. At all times when any note is held by the Government, or in the event the Government shall assign a note without having insured the payment of such note, this Mortgage shall secure payment of such note for the benefit of the Government or such uninsured holder thereof, as the case may be. Whenever any note may be sold to an insured purchaser, it shall continue to be considered a "note" as defined herein, but as to any such insured note the Government, and not such insured purchaser, shall be considered to be, and shall have the rights of, the noteholder for purposes of this Mortgage. Notice of the rights of the Government under the preceding sentence shall be set forth in all such insured notes. As to any note which evidences a loan made by a third party lender to the Mortgagor and guaranteed by the Government, acting through the Administrator, pursuant to the Act, the Government and not such third party lender shall be considered to be, and shall have the rights of the noteholder for purposes of this Mortgage. SECTION 20. (a) The Mortgagor, subject to applicable laws and rules and orders of regulatory bodies, shall


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design its rates for telephone service and other services furnished by it with a view to paying and discharging all taxes, maintenance expenses and operating expenses of its telephone system, and also to making all payments in respect of principal of and interest on the notes when and as the same shall become due, to providing and maintaining reasonable working capital for the Mortgagor and to maintaining an Average TIER on all of it outstanding indebtedness to the Government, the Bank, and all other lenders of not less than 1.00 commencing with the date hereof and ending December 31, 2001 (hereinafter called the "Forecast Period"), and the TIER the Mortgagor is required to maintain after the Forecast Period shall be 1.5.

     (b) For purposes of this section 20, Average TIER shall be determined as of January 1 of each year during which any obligation secured by this Mortgage remains unsatisfied and shall mean the average of the two highest TIER ratios achieved by the Mortgagor during each of the three calendar years last preceding the various dates of its determination.

     (c) As used in this section 20, TIER means the Mortgagor's net income or net margins (determined in accordance with Exhibit One hereto) plus interest expense (determined in accordance with Exhibit One hereto) divided by interest expense.

     SECTION 21. (a) Net worth, net income or net margins, interest expense, and total assets, as used in sections 10, 15 or 20 of article II of this Mortgage, are defined in Exhibit One hereto. Net Plant and secured debt, if referred to in this Mortgage, are also determined in accordance with Exhibit One hereto.

     (b) Accounting terms used in this Mortgage shall also apply to accounts or groups of accounts of the Mortgagor, regardless of the account title or the system of accounts used, if such accounts have substantially the same meaning as those prescribed by the Federal Communications Commission in its prevailing uniform system of accounts for telecommunications companies (47 CLR Part 32).

     SECTION 22. Exhibit One is attached hereto and by reference is made a part of this Mortgage.


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




                                   ARTICLE III

                   REMEDIES OF THE MORTGAGEES AND NOTEHOLDERS

                 SECTION 1. If one or more of the following events (hereinafter called "events of default") shall happen, that is to say:

          (a) default shall be made in the payment of any installment of or on account of interest on or principal of any note or notes when and as the same shall be required to be made and such default shall continue for thirty (30) days;

          (b) default shall be made in the due observance or performance of any other of the representations, warranties, covenants, conditions or agreements on the part of the Mortgagor in any of the notes or in this Mortgage or in the Consolidated Loan Agreement contained; and such default shall continue for a period of thirty (30) days after written notice specifying such default and requiring the same to be remedied shall have been given to the Mortgagor by any noteholder;

          (c) the Mortgagor shall file a petition in bankruptcy or be adjudicated a bankrupt or insolvent, or shall make an assignment for the benefit of its creditors, or shall consent to the appointment of a receiver of itself or of it property, or shall institute proceedings for its reorganization or proceedings instituted by others for its reorganization shall not be dismissed within thirty (30) days after the institution thereof;

          (d) a receiver or liquidator of the Mortgagor or of any substantial portion of its property shall be appointed and the order appointing such receiver or liquidator shall not be vacated within thirty (30) days after the entry thereof;

          (e) the Mortgagor shall forfeit or otherwise be deprived of its corporate charter or franchises, permits or licenses required to carry on any material portion of its business;

          (f) a final judgment shall be entered against the Mortgagor and shall remain unsatisfied or without a stay in respect thereof for a period of thirty
(30) days; then in each and every such case any noteholder may, by notice in writing to the Mortgagor and delivery of a copy thereof to the other noteholders, declare all unpaid principal of and accrued


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



interest on any or all notes held by such noteholder to be due and payable immediately; and upon any such declaration all such unpaid principal and accrued interest so declared to be due and payable shall become and be due and payable, immediately, anything contained herein or in any note or notes to be the contrary notwithstanding; provided, however, that if at any time after the unpaid principal of and accrued interest on any of the notes shall have been so declared to be due and payable, all payments in respect of principal and interest which shall have become due and payable by the terms of such note or notes shall be paid to the respective noteholders, and all other defaults hereunder and under the notes shall have been made good or secured to the satisfaction of all of the noteholders, then and in every such case, the noteholder or noteholders who shall have declared the principal of and interest on notes held by such noteholder or noteholders to be due and payable may, by written notice to the Mortgagor and delivery of a copy thereof to the other noteholders, annul such declaration or declarations and waive such default or defaults and the consequences thereof, but no such waiver shall extend to or affect any subsequent default or impair any right consequent thereon.

     SECTION 2. If one or more of the events of default shall happen, the holder or holders of not less than a majority in principal amount of the notes at the time outstanding (hereinafter called the "majority noteholders"), for itself or themselves, and as the agent or agents of the other noteholders, personally or by attorney, in its or their discretion, may, insofar as not prohibited by law:

     (a) take immediate possession of the Mortgaged Property, collect and receive all credits, outstanding accounts and bills receivable of the Mortgagor and all rents, income, revenues and profits pertaining to or arising from the Mortgaged Property, or any part thereof, and issue binding receipts therefor; and manage, control and operate the Mortgaged Property as fully as the Mortgagor might do if in possession thereof, including, without limitation, the making of all repairs or replacements deemed necessary or advisable;

     (b) proceed to protect and enforce the rights of the Mortgagees and the rights of the noteholder or noteholders under this Mortgage by suits or actions in equity or at law in any court or courts of competent jurisdiction, whether for specific performance of any covenant or any agreement contained herein or in aid of the execution of any power herein granted or for the foreclosure hereof or hereunder or for the sale of the Mortgaged Property, or any part thereof, or to collect the debts hereby secured or for the enforcement of such other or additional appropriate legal or equitable remedies as may be deemed most effectual to


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



protect and enforce the rights and remedies herein granted or conferred, and in the event of the institution of any such action or suit the noteholder or noteholders instituting such action or suit shall have the right to have appointed a receiver of the Mortgaged Property and of all rents, income, revenues and profits pertaining thereto or arising therefrom derived, received or had from the time of the commencement of such suit or action, and such receiver shall have all the usual powers and duties of receivers, in like and similar cases, to the fullest extent permitted by law, and if application shall be made for the appointment of a receiver the Mortgagor hereby expressly consents that the court to which such application shall be made may make said appointment; and

     (c) sell or cause to be sold all and singular the Mortgaged Property or any part thereof, and all right, title, interest, claim and demand of the Mortgagor therein or thereto, at public auction at such place in any county in which the property to be sold, or any part thereof is located, at such time and upon such terms as may be specified in a notice of sale, which shall state the time when and the place where the sale is to be held, shall contain a brief general description of the property to be sold, and shall be given by mailing a copy thereof to the Mortgagor at least fifteen (15) days prior to the date fixed for such sale and by publishing the same once in each week for two successive calendar weeks prior to the date of such sale in a newspaper of general circulation published in said county, or if no such newspaper is published in such county, in a newspaper of general circulation in such county, the first such publication to be not less than fifteen (15) days nor more than thirty (30) days prior to the date fixed for such sale. Any sale to be made under this subparagraph 2(c) may be adjourned from time to time by announcement at the time and place appointed for such sale or for such adjourned sale or sales, and without further notice or publication the sale may be had at the time and place to which the same shall be adjourned, provided, however, that in the event another or different notice of sale or another or different manner of conducting the same shall be required by law the notice of sale shall be given or the sale shall be conducted, as the case may be, in accordance with the applicable provisions of law.

     SECTION 3. If, within thirty (30) days after the majority noteholders shall have had knowledge of the happening of an event or events of default, the majority noteholders shall not have proceeded to exercise the rights and enforce each of the remedies herein or by law conferred upon or reserved to the Mortgagees or to said majority noteholders, then, and only then, any noteholder for itself and as the agent of all the other noteholders, including the majority noteholders, may proceed to exercise any such right or rights and remedy or remedies not being enforced by the majority noteholders. Nothing contained in this Mortgage shall affect or impair the right, which is absolute and unconditional, of any holder of any note which may be secured hereby to enforce the payment of the principal of or interest on such note on the date or dates any such interest or principal shall become due and payable in accordance with the terms of such note.

     SECTION 4 At any sale hereunder any noteholder or noteholders shall have the right to bid for and purchase the Mortgaged Property, or such part thereof as shall be offered for sale, and any noteholder or noteholders may apply in settlement of the purchase price of the property so purchased the portion of the net proceeds of such sale which would be applicable to the payment on account of the principal of and interest on the note or notes held by such noteholder or noteholders, and such amount so applied shall be credited as a payment on account of principal of and interest on the note or notes held by such noteholder or noteholders.

     SECTION 5. Any proceeds or funds arising from the exercise of any rights or the enforcement of any remedies herein provided after the payment or provision for the payment of any and all costs and expenses in connection with the exercise of such rights or the enforcement of such remedies shall be applied first, to the payment of indebtedness hereby secured other than the principal of or interest on the notes; second, to the ratable payment of interest which shall have accrued on the notes and which shall be unpaid; third, to the ratable payment of or on account of the unpaid principal of the notes, and the balance, if any, shall be paid to whosoever shall be entitled thereto.

     SECTION 6. The Mortgagor covenants that it will give immediate written notice to both of the Mortgagees and to all of the noteholders of the occurrence of an event of default or in the event that any right or remedy described in clauses 2(a) through 2(c) of this article III is exercised or enforced, or of any action taken to exercise or enforce any such right or remedy.

     SECTION 7. Every right or remedy herein conferred upon or reserved to the Mortgagees or to the noteholders shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law, or in equity, or by statute. The pursuit of any right or remedy shall not be construed as an election.

     SECTION 8. The Mortgagor, for itself and all who may claim through or under it, covenants that it will not at any time insist upon or plead, or in any manner whatever claim, or take the benefit or advantage of, any appraisement, valuation, stay, extension or redemption laws now or hereafter in force in any locality where any of the Mortgaged Property may be situated, in order to prevent, delay or hinder the enforcement or foreclosure of this Mortgage, or the absolute sale of the Mortgaged Property, or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchaser or purchasers thereat, and the Mortgagor, for itself and all who may claim through or under it, hereby waives the benefit of all such laws unless such waiver shall be forbidden by law.

                                   ARTICLE IV

                   POSSESSION UNTIL DEFAULT-DEFEASANCE CLAUSE

     SECTION 1. Until some one or more of the events of default shall have happened, the Mortgagor shall be suffered and permitted to retain actual possession of the Mortgaged Property, and to manage, operate and use the same and any part thereof, with the rights and franchises appertaining thereto, and to collect, receive, take, use and enjoy the rents, revenues, issues, earnings, income, products and profits thereof or therefrom, subject to the provisions of this Mortgage.

     SECTION 2. If the Mortgagor shall well and truly pay or cause to be paid the whole amount of the principal of and interest on the notes at the time and in the manner therein provided, according to the true intent and meaning thereof, and shall also pay or cause to be paid all other sums payable hereunder by the Mortgagor and shall well and truly keep and perform according to --he true intent and meaning of this Mortgage, all covenants herein required to be kept and performed by it, then and in that case, all property, rights and interests hereby conveyed or assigned or pledged shall revert to the Mortgagor and the estate, right, title and interest of the Mortgagees and the noteholders shall thereupon cease, determine and become void and the Mortgagees and the noteholders, in such case, on written demand of the Mortgagor but at the Mortgagor's cost and expense, shall enter satisfaction of this Mortgage upon the record. In any event, each noteholder, upon payment in full to him by the Mortgagor of all principal of and interest on any note held by him and the payment and discharge by the Mortgagor of all charges due to such noteholder hereunder, shall execute and deliver to the Mortgagor such instrument of satisfaction, discharge or release as shall be required by law in the circumstances.

                                    ARTICLE V

                                  MISCELLANEOUS



     SECTION 1. It is hereby declared to be the intention of the Mortgagor that all lines, or systems, embraced in the Mortgaged Property, including, without limitation, all rights of way and easements granted or given to the Mortgagor or obtained by it to use real property in connection with the construction, operation or maintenance of such lines, or systems, and all service and connecting lines, poles, posts, crossarms, wires, cables, conduits, ducts, connections and fixtures forming part of, or used in connection with, such lines, or systems, and ail other property physically attached to any of the foregoing-described property, shall be deemed to be real property.

     SECTION 2. All acts and obligations of the Mortgagor hereunder shall be subject to all applicable orders, rules and regulations, now or hereafter in effect, of all regulatory bodies having jurisdiction in the premises, to the end that no act or omission to act on the part of the Mortgagor shall constitute a default hereunder insofar as such act or omission shall have been required by reason of any order, rule or regulation of any such regulatory body.

     SECTION 3. All of the covenants, stipulations, promises, undertakings and agreements herein contained by or on behalf of the Mortgagor shall bind its successors and assigns, whether so specified or not, and all titles, rights and remedies hereby granted to or conferred upon the Mortgagees shall pass to and inure to the benefit of the successors and assigns of the Mortgagees and shall be deemed to be granted or conferred for the ratable benefit and security of all who shall from time to time be the holders of notes executed and delivered as herein provided.

     SECTION 4. The descriptive headings of the various articles of this Mortgage were formulated and inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

     SECTION 5. All demands, notices, reports, approvals, designations, or directions required or permitted to be given hereunder shall be in writing and shall be deemed to be properly given if mailed by registered mail addressed to the proper party or parties at the following addresses:

     As to the Mortgagor: As stated in the testimonium clause hereof

As to the Mortgagees:                       The Bank:
                                            Rural Telephone Bank
                                            c/o Rural Utilities Service
                                            Washington, D. C. 20250-1500

                                            The Government:
                                            Rural Utilities Service
                                            Washington, D. C.20250-1500

and as to any other person, firm, corporation or governmental body or agency having an interest herein by reason of being the holder of any note or otherwise, at the last address designated by such person, firm, corporation, governmental body or agency to the Mortgagor and the Mortgagees. The Mortgagor or the Mortgagees may from time to time designate to one another a new address to which demands, notices, reports, approvals, designations or directions may be addressed and from and after any such designation the address designated shall be deemed to be the address of such party in lieu of the address hereinabove given. The Mortgagor will promptly notify the Mortgagees in writing of any change in location of its chief place of business or the office where its records concerning accounts and contract rights are kept.

     SECTION 6. To the extent that any of the property described or referred to in this Mortgage is governed by the provisions of the Uniform Commercial Code, this Mortgage is hereby deemed a "security agreement" under the Uniform Commercial Code and a "financing statement" under the Uniform Commercial Code for said security agreement. The mailing address of the Mortgagor, as debtor, and of the Mortgagees as secured parties, are as set forth in section 5 of this article V.

     SECTION 7. The invalidity of any one or more phrases, clauses, sentences, paragraphs or provisions shall not affect the remaining portions of this Mortgage, nor shall any such invalidity as to one Mortgagee or as to any holder of notes hereunder affect the rights hereunder of the other Mortgagee or any other holder of notes.

     SECTION 8. This Mortgage may be simultaneously executed in any number of counterparts, and all said counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

IN WITNESS WHEREOF, HAVILAND TELEPHONE COMPANY, INC., 106 North Main Street, Haviland, Kansas 67059, as Mortgagor, has caused this Mortgage to be signed in its name and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized, RURAL TELEPHONE BANK, as Mortgagee, has caused this Mortgage to be signed in its name and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized and UNITED STATES OF AMERICA, as Mortgagee, has caused this Mortgage to be duly executed in its behalf, all as of the day and year first above written.

                                       HAVILAND TELEPHONE COMPANY, INC.

                                       by
                                                  President


(Seal)

Attest:

Secretary

Executed by the Mortgagor in the presence of:





Witnesses

                                             UNITED STATES OF AMERICA, and
                       RURAL TELEPHONE BANK, respectively

                                             by                        as

                                             Acting Assistant Administrator
                                             Telecommunications Program
                                                       of the
                                             Rural Utilities Service
                                             and as Acting Assistant Governor
                                             of the
                                             Rural Telephone Bank





(Seal)

Attest:

         Assistant Secretary
         of the
         Rural Telephone Bank

Executed by United States of America, Mortgagee, and Rural Telephone Bank, Mortgagee, in the presence of:




Witnesses

STATE OF KANSAS

COUNTY OF

SS

                  This instrument was acknowledged before me on
                             , 19      , by
                  as President of HAVILAND TELEPHONE COMPANY, INC., a Kansas corporation.





                                                              Notary Public



                   (Notarial Seal)


                   My appointment expires:

DISTRICT OF COLUMBIA

SS

This instrument was acknowledged before me on r 19 . by Acting Assistant Administrator - Telecommunications-program of the Rural Utilities Service of the United States of America and as Acting Assistant Governor of the Rural Telephone Bank.


                                                     Notary Public

(Notarial Seal)

My commission expires:

                        Exhibit One (Exhibit to Mortgage)
                           UNIFORM SYSTEM OF ACCOUNTS
                   ACCOUNT NUMBERS USED IN CERTAIN PROVISIONS
                        THIS EXHIBIT CONSISTS OF 2 PAGES

All references regarding account numbers are to 47 CLR Part 32 and supplementary accounts required by RUS.

                                                             ACCOUNT NUMBERS
ACCOUNT NAMES                                               CLASS A  CLASS B


INTEREST  EXPENSE:  the sum of the  balances  of the  following  accounts of the
Mortgagor:
Interest and Related Items .........................        7500**        7500
Interest on Funded Debt ............................        7510
Interest Expense - Capital Leases ..................        7520
Amortization of Debt Issuance Expense ..............        7530
Other Interest Deductions ..........................        7540
LESS: Allowance for Funds Used
         During construction .......................        7340          7300.4

NET INCOME OR NET MARGINS: the sum of the balances of the following accounts of the Mortgagor:

Local Network Services Revenues                 )
Network Access Services Revenues                )
Long Distance Network Services Revenues         )           5000          thru 5300
Miscellaneous Revenues                          )
LESS: Uncollectible Revenues                    )

Other Operating Income and Expense ...............     7100**               7100
Nonoperating Income and Expense ..................     7300                 7300
Income Effect of Jurisdictional
  Rate-making Difference - Net ...................     7910                 7910
Nonregulated Net Income ..........................     7990
Other Nonregulated Revenues ......................     7991                 7991
LESS balances of the following accounts:
Plant Specific Operations Expense
Plant Nonspecific Operations Expense .............     6100                 thru 6700s
Customer Operations
  Corporate Operations
  Operating Taxes ................................     7200**               7200
  Nonoperating Taxes .............................     7400**               7400
         Interest and Related Items ..............     7500                 7500
         Extraordinary Items .....................     7600                 7600

**Summary Accounts

 NET WORTH: the sum of the balances of the following accounts of the Mortgagor:

Capital Stock ...................................           4510            4510
Additional Paid-In Capital ......................           4520           452C,
Treasury Stock ..................................           4530            4530
Other Capital ...................................           4540            4540
Retained Earnings ...............................           4550            4550

 NOTE: FOR NONPROFIT ORGANIZATIONS (OWNERS' EQUITY SHALL BE SHOWN IN SUBACCOUNTS OF 4540 AND 4550)

TOTAL ASSETS: the sum of the balances of the following accounts of the
Mortgagor:

Current Assets .......................................          1100s thru 1300s
Noncurrent Assets ....................................          1400s thru 1500s
Total Telecommunications Plant .......................          2001  thru 2007
LESS: Accumulated Depreciation .......................          3100  thru 3300s
LESS: Accumulated Amortization .......................          3400  thru 3600s


                                  EXHIBIT "At'

Lots 23 & 24, Block 11, Original Town of Argonia, Sumner County, Kansas Lots 5, 6 & 7, Block 27, Original Town of Conway Springs, Sumner County, Kansas Lots 27 & 28, Block 3, Osterhauts Addition to the City of Conway Springs, Sumner County, Kansas Lots 19 thru 24, Block 23, Original Town of Conway Springs, Sumner County, Kansas East 40'of Lots I & 2, Block 3, Riverdale, Sumner County, Kansas West 40'of Lot 3, Block 8, Original Town of Coats, Pratt County, Kansas Lot 5, Block 23, North Cullison Addition to the City of Cullison, Pratt County, Kansas East 25' Lots 11 & 12, Block 5, Original Town of Sawyer, Pratt County, Kansas West 8'of East 40'of Lot 6, Block 6, Original Town of Haviland, Kiowa County, Kansas East 32'of Lot 6, Block 6, Original Town of Haviland, Kiowa County, Kansas Lots 5 & 6, Block 1, Glover's I st Addition, to the City of Mullinville, Kiowa County, Kansas Lot 15, Block 2, City of Nashville, Kinsman County, Kansas East 30' of Lot 18, Block 18, City of Norwich, Kinsman County, Kansas Lots 7 & 8, Block I except the West 70 feet of each lot, Fisher's Addition to the Town of Wilmore, Comanche County, Kansas Lot 18, Block 3, Town of Isabel, Barber County, Kansas Lots Eight (8) and Nine (9) in Block One (1) of Reed's Addition to the Town of Haviland, Kiowa County, Kansas. That portion of Reed's Reserve in the City of Haviland, Kiowa County, Kansas, described as follows: Beginning at Southeast comer of Reed's Reserve; running thence North on the West line of Main Street in the City of Haviland a distance of Fifty (50) feet to the Southeast comer of Lot Nine (9) of Block One (1) of Reed's Addition; thence West along the South line of said Lot Nine (9) a distance of One Hundred Fifty (150) feet to the Southwest comer of said Lot Nine (9); thence due South to the South line of Reed's Reserve; thence Easterly along the South line of Reed's Reserve to the place of beginning; and, a part of Reed's Reserve in Block One (1) in Reed's Addition to the town of Haviland, Kansas, described as follows: Beginning at a point One Hundred Twenty-five (125) feet south and Seventy (70) feet East of the Northwest comer of Lot Five (5) of County Clerk's Plat of a part of Reed's Reserve; running thence East a distance of Seventy (70) feet to a point; running thence South to the North line of Maple Street in the City of Haviland; running thence Westerly along the North line of Maple Street a distance of Seventy (70) feet to a point; running thence North to the place of beginning.

That part of Reed's Reserve in Block One (1), in Reed's Addition to the Town of Haviland, Kiowa County, Kansas, described as follows: Beginning at a point 125 feet South of the Northwest comer of Lot Five (5) of the County Clerk's Plat of a part of Reed's Reserve, thence running East 70 feet; thence running South to the North line of Maple Street in the said Town; thence running Westerly along the North line of said Maple Street to the

Southwest comer of said Reed's Reserve; thence running North along the East line of Lawrence Avenue in said Town to the place of beginning.

A tract of land located in the  Northwest  Quarter  (NW/4) of Section  Seventeen
(17), Township Twenty-Eight (28) South, Range Sixteen (16) West, described as follows, to-wit: Commencing at the NW comer of said NW/4, thence East along the North line of said NW/4 a distance of 719 feet to a point; thence South a distance of 71 feet to a point, being the place of beginning; thence Northeasterly (North 35' East) a distance of 375.84 feet to a point, thence South a distance of 412 feet to a point on the Northerly right-of-way line of U.S. Highway 54, as presently located; thence Southwesterly along said Northerly right-of-way line of U.S. Highway 54, a distance of 384.3 feet to a point; thence North a distance of 464 feet to the place of beginning, containing 3.82 acres, more or less, subject to mineral reservations and easements of record.